Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ConnectOne Bancorp, Inc.

Englewood Cliffs, NJ

We consent to the incorporation by reference in the Registration Statement No. 333-213260 on Form S-3 and Registration Statement Nos. 333-197239, 333-160111 and 333-148323 on Form S-8 of ConnectOne Bancorp, Inc. of our report dated March 10, 2017, relating to the consolidated financial statements of ConnectOne Bancorp, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

March 10, 2017